SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2003

Extended Stay America, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13125	36-3996573
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Dunbar Street

Spartanburg, SC 29306

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (864) 573-1600

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events.

On July 1, 2003, Extended Stay America, Inc. (the “Company”) announced that it had amended (the “Amendment”) its $900 million bank credit facility. The Amendment is intended to provide flexibility for future development as well as flexibility in response to continued economic uncertainty.

The substantive provisions of the Amendment increase the total leverage covenant and pricing, and provide for further covenant limitations on indebtedness, capital expenditures, dividends, and investments. These provisions include an increase in the total leverage covenant to 5.50 for the period from July 1, 2003 to June 30, 2005, to 5.25 for the period from July 1, 2005 to June 30, 2006, and to 5.00 from July 1, 2006 and thereafter. The existing pricing grid pertaining to outstanding loans on the $200 million revolving facility and $200 million in term loans was amended to provide for an additional 0.25% of interest if total leverage is greater than or equal to 5.00. In addition, the Amendment provides for a fixed margin of 3.75% over LIBOR on $500 million in term loans. The Amendment also limits capital expenditures to $65 million in the six months ending December 31, 2003, $175 million in 2004, $200 million in 2005, and $250 million in each of 2006 and 2007, with a provision which permits up to $25 million of unused capital expenditures to be carried forward to the following period.

Copies of the Company’s press release announcing the Amendment and the Amendment are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by this reference.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release dated July 1, 2003, announcing the Amendment.

99.2

Third Amendment, dated as of July 1, 2003, among Extended Stay America, Inc., the Lenders party to the Credit

Agreement referred to therein, Morgan Stanley Senior Funding, Inc., as Sole Lead Arranger and Sole Book Runner, and

Mizuho Corporate Bank, Ltd., as Administrative Agent.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 1, 2003

Extended Stay America, Inc.

By:	/S/ GREGORY R. MOXLEY

Gregory R. Moxley Chief Financial Officer

3